Exhibit (d)(1)(i)

October 1, 2020

Voya Equity Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated October 1, 2020, we have agreed to waive the management fee payable to us under the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Equity Trust ("VET"), with respect to Class P shares of Voya Multi-Manager Mid Cap Value Fund (the "Fund"), a series of VET. Such waiver will be in an amount equal to the management fees allocated to, and otherwise payable by, the Class P shares of the Fund, thereby reducing the post- waiver fee rate payable by the Class P shares to 0.00%.

By this letter, we agree to waive the management fee for the period from October 1, 2020 through October 1, 2021.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VET.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

October 1, 2020

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By: /s/ Todd Modic

Todd Modic

Senior Vice President

Voya Investments, LLC

Agreed and Accepted: Voya Equity Trust

(on behalf of the Funds)

By: /s/ Kimberly A. Anderson

Kimberly A. Anderson

Senior Vice President